UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2016

Commission File Number 1-5924
TUCSON ELECTRIC POWER COMPANY (Exact name of registrant as specified in its charter)
Arizona (State or other jurisdiction of incorporation or organization)	86-0062700 (I.R.S. Employer Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701 (Address of principal executive offices)(Zip Code)
Registrant's telephone number, including area code: (520) 571-4000
(Former name, former address and former fiscal year, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.
As previously reported, on February 29, 2016, Tucson Electric Power Company (TEP), Alterna Springerville LLC (Alterna), LDVF1 TEP LLC (LDVF1) and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-trustee under a separate trust agreement with each of Alterna and LDVF1, (Alterna and LDVF1, together with the Owner Trustees and Co-trustees, the Third-Party Owners), entered into an agreement with the Third-Party Owners for settlement and release of asserted claims and the purchase and sale of beneficial interests in Unit 1 of Springerville Generating Station (Agreement). The Agreement provides that TEP will purchase the Third-Party Owners’ 50.5% undivided interest in Unit 1 of Springerville Generating Station subject to, among other things, Federal Energy Regulatory Commission (FERC) approval, which has not yet been received. The Agreement also provides that any of TEP, Alterna, or LDVFI may terminate the Agreement if FERC approval is not received by August 27, 2016 (Settlement Termination Date). On August 25, 2016, TEP and the Third-Party Owners amended the Agreement to extend the Settlement Termination Date to September 26, 2016 to allow additional time to obtain FERC approval.
TEP continues to expect the purchase to close in the third quarter of 2016.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
10.1
First Amendment to Agreement for Settlement of Claims Including Releases and Purchase and Sale of Beneficial Interests, dated as of August 25, 2016, among Tucson Electric Power Company, Alterna Springerville LLC, LDVF1 TEP LLC and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-trustee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TUCSON ELECTRIC POWER COMPANY
(Registrant)

Date: August 30, 2016	/s/ Kevin P. Larson
Kevin P. Larson
Senior Vice President and Chief Financial Officer
(On behalf of the registrant and as Principal Financial Officer)